Exhibit 99.01

Press Release

www.shire.com

Block Listing Application

June 8, 2012 - Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company (the “Company”), hereby notifies the market that application has been made to the UK Listing Authority and the London Stock Exchange for a total of 2,665,000 ordinary shares of 5p each to be admitted to the Official List. These shares are being reserved under a block listing and will be issued to satisfy awards granted under the Shire Portfolio Share Plan.

These shares will rank pari passu in all respects with the existing issued ordinary share capital of the Company.

For further information please contact:

Investor Relations	Eric Rojas (erojas@shire.com)	+1 781 482 0999
	Sarah Elton-Farr (seltonfarr@shire.com)	+44 1256 894157

Notes to editors

SHIRE PLC

Shire's strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on attention deficit hyperactivity disorder, human genetic therapies, gastrointestinal diseases and regenerative medicine as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire's in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights. Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company's website:
www.shire.com.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX